      As filed with the Securities and Exchange Commission on June 22, 1999

                                                       Registration No. ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                              STERLING VISION, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              New York                                 11-3096941
      (State of Incorporation)            (I.R.S. Employer Identification No.)

                             1500 Hempstead Turnpike
                           East Meadow, New York 11554
                                 (516) 390-2100
    (Address, Including Zip code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                               Joseph Silver, Esq.
                            Executive Vice President,
                          Secretary and General Counsel
                             1500 Hempstead Turnpike
                           East Meadow, New York 11554
                                 (516) 390-2100
 (Name, Address, Including Zip code, and Telephone Number, Including Area Code, of Agent For Service)

                              --------------------

                                    Copy to:
                             Robert S. Matlin, Esq.
                           Christina Chiaramonte, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600

                              --------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |x|
                   ---

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================================================
  Title of Security        Amount to be          Offering Price        Aggregate Offering         Amount of
  to be Registered        Registered (2)          Per Share (1)            Price (2)         Registration Fee(3)
----------------------------------------------------------------------------------------------------------------
    Common Stock,
   $.01 par value         535,605 shares              $3.98              $2,131,707.90             $166.27
================================================================================================================

     (1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of the Common Stock of Sterling Vision, Inc., par value $.01 per share (the "Common Stock") as reported on the NASDAQ National Market System on June 21, 1999.

     (2) Represents additional shares being registered on behalf of the investors in a $3.5 million private placement financing (which we completed as of February 17, 1998) pursuant to which we issued 35 shares of our senior convertible preferred stock, par value $.01 per share, having a stated value of $100,000 per share, and an aggregate of 700,000 warrants, each warrant entitling its holder to purchase one share of Common Stock. However, effective February 11, 1999, we entered into an agreement with certain holders of our senior convertible preferred stock whereby the conversion price for the stock and the exercise price of the warrants were reduced. Such figure also represents shares of Common Stock being registered on behalf of a holder who acquired such stock in a private transaction with other shareholders and also a holder who acquired such stock in satisfaction of certain indebtedness we owed to such holder.

     (3) Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, this Registration Statement relates to an earlier Registration Statement on Form S-3, Registration No. 333-59827, in which we have previously paid a filing fee of $2,737.42. An additional fee, in the amount of $166.27, is due, with respect to which we have sufficient restricted funds on deposit.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8 (A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor does it seek to solicit an offer to buy these securities in any state where the offer or sale is not permitted. This investment involves a high degree of risk.

PROSPECTUS                                 Subject to completion: June ___, 1999

                                535,605 Shares of
                                  Common Stock

                              STERLING VISION, INC.

         Our common stock, par value $.01 per share (the "Common Stock") is listed on the Nasdaq National Market System ("NASDAQ-NMS") under the symbol, "ISEE". On June 21, 1999, the closing price for the shares of our Common Stock as reported by the NASDAQ-NMS was $3.94 per share.

         The selling shareholders may sell all or a portion of the shares of Common Stock offered hereby (collectively, the "Shares") in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Common Stock on the NASDAQ-NMS at the time of sale. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on their resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. In conjunction with the selling shareholders, we may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling shareholders, with respect to the registration of the Shares, against certain liabilities, including certain liabilities under the Securities Act. To the extent required, the specified number of Shares to be sold, the names of the selling shareholders, the public offering price, the names of any such broker-dealers, and any applicable commissions or discounts with respect to any particular offer will be set forth in a supplement to this Prospectus. Each of the selling shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Shares . See "Plan of Distribution." Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Please see "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June __, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). You may read or copy any document we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, DC 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information regarding its public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our Common Stock is listed on the Nasdaq National Market System. Information concerning us is available from NASDAQ's web site at http://www.nasdaq.com.

         If you are a stockholder, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                   Sterling Visions, Inc.
                   1500 Hempstead Turnpike
                   East Meadow, New York 11554

                   Attention: William Young, Executive Vice President - Finance Phone No.: (516) 390-2100

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. This Prospectus is part of Registration Statement which we filed with the SEC. We incorporate by reference the documents listed below.

         1. Our Annual Report on Form 10-K/A for the year ended December 31, 1998, dated May 28, 1999;

         2. Our Form 10-Q for the quarter ended March 31, 1999, dated May 24, 1999;

         3. Our Form 10-Q/A for the quarter ended June 30, 1998, dated May 14, 1999;

         4. Our Form 10-Q/A for the quarter ended September 30, 1998, dated May 14, 1999;

         5. Our Form 10-Q/A for the quarter ended March 31, 1998, dated May 14, 1999;

         6. Our Annual Report on Form 10-K for the year ended December 31, 1998, dated April 16, 1999;

         7. Our Form 8-K, dated March 4, 1999;

         8. Our Form 8-K, dated January 14, 1999; and

         9. All other reports and other documents filed by us pursuant to
            Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1998.

         Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be incorporated in reliance on such reports and on the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                             ADDITIONAL INFORMATION

         You should rely only on the information provided in this document or other information that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation would be unlawful.

         Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward looking statements contained in this Prospectus are within the meaning of the safe harbor provisions afforded by section 27A of the Securities Act. Forward-looking statements contained in this prospectus and the other documents incorporated herein by reference, involve known and unknown risks, uncertainties, and other factors which could cause our actual results, financial or operating performance, or achievements to differ from the future results, financial or operating performance, or achievements expressed or implied by such forward looking statements.

                               PROSPECTUS SUMMARY

         Because this is a summary of the terms of the registrable securities, it does not contain all the information that may be important to you. This Prospectus contains forward-looking statements. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and the Financial Statements and the notes to the Financial Statements appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus, before you decide whether to participate in this offering.

                           ABOUT STERLING VISION, INC.

Our Business

         We, along with our franchisees, develop and operate retail optical stores (collectively, "Sterling Stores") principally under one of the trade names "Sterling Optical," "IPCO Optical," "Site for Sore Eyes," "Benson Optical," "Southern Optical," "Superior Optical," "Nevada Optical," "Duling Optical," "Monfried Optical," "Kindy Optical," and "Singer Specs." We are presently formulating plans to change the trade name of most Sterling Stores (other than our Site for Sore Eyes stores located in Northern California) to "Sterling Optical." We also operate Vision Care of California, a specialized health care maintenance organization licensed by the California Department of Corporations. Vision Care of California employs licensed optometrists who render services in offices located immediately adjacent to, or within, most Sterling Stores located in California.

         Based upon domestic sales and number of locations of Company-owned and franchised stores, we are one of the largest chains of retail optical stores and the second largest chain of franchised optical stores in the United States. As of December 31, 1998, there were 292 Sterling Stores in operation, of which 41 were Company-owned stores (including six stores managed by franchises) and 251 were franchised stores (including twelve stores which we manage on behalf of the franchisees). We continually seek to expand both our Company-owned and franchised store operations. As of December 31, 1998, we were constructing two additional Company-owned stores and an additional four franchised stores, and we had received commitments from existing franchises to develop an additional seventeen franchised stores. Currently, we are located in 26 states, the District of Columbia, Ontario, Canada, and the U.S. Virgin Islands.

         Most of Sterling Stores offer eyecare products and services such as prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a broad range of related items. To the extent permitted by individual state regulations, most Sterling Stores employ or affiliate with an optometrist to provide professional eye examinations to the public and fill the prescriptions written by these employed or affiliated optometrists, as well as from unaffiliated optometrists and ophthalmologists. In addition, most Sterling Stores are able to offer same-day service because most stores have an inventory of ophthalmic and contact lenses, as well as on-site lab equipment for cutting and edging ophthalmic lenses to fit into eyeglass frames.

         We view our Company-owned stores as "inventory" to be strategically sold to qualified franchisees and aim to achieve two goals by selling Company-owned stores to franchisees:

         o to recognize a gain on the conveyance of the assets of such stores; and

         o to create a stream of royalty payments based upon a percentage of the gross revenues of the franchised locations.

Currently, our revenues are derived from a few main areas:

         o the sale of eyecare products and services at our Company-owned stores;

         o on-going royalties based upon a percentage of the gross revenues of franchised stores; and

         o the conveyance of Company-owned store assets to existing and new franchisees.

         In addition to our retail optical business, Insight Laser Centers, Inc. ("Insight"), which is a wholly-owned subsidiary of ours, owns and operates an eyecare center, located in New York City, at which it has installed an excimer laser and at which it offers a procedure known as Photo-Refractive Keractectomy. PRK, as it is known in the medical arena, is a procedure performed by licensed ophthalmologists for the correction of certain degrees of myopia (near-sightedness), hyperopia (far-sightedness) and astigmatisms. We have also entered into arrangements with other ophthalmologists who perform the PRK procedure utilizing excimer lasers installed in their offices by Insight, in exchange for their payment, to Insight, of a fee for each PRK procedure performed with such lasers. As of December 31, 1998, Insight had leased six excimer lasers, each with a purchase option for nominal consideration, and had deposits for the purchase of two additional excimer lasers, which deposits were subsequently applied to our costs in upgrading certain of our lasers. As of the date hereof, Insight had placed one such laser in its Trump Tower facility and an additional four of such excimer lasers in ophthalmological offices located in New York, Pennsylvania, Delaware, and New Jersey.

         On May 6, 1998, through another one of our wholly owned subsidiaries, Insight Laser Centers N.Y. I, Inc., we purchased substantially all of the assets of an ambulatory surgery center located in Garden City, New York. As part of that transaction, we settled our legal action against the estate of the former owner of such center, entered into a long term lease of the premises in which such center is located, and entered into an agreement pursuant to which we will manage the operations of the center for the estate of such former owner until the license for the center is transferred to an affiliate of ours. We currently manage the operations of this facility, which is a full-service ambulatory surgery center that contains these surgical operating rooms.

Our History

         We were organized under the laws of the State of New York in January 1992. Our executive offices are located at 1500 Hempstead Turnpike, East Meadow, New York 11554, our telephone number is (516) 390-2100, and fax number is
(516) 390-2150.

         In July 1992, we purchased substantially all of the assets of Sterling Optical Corp., formerly known as IPCO Corporation, a New York corporation then a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. Subsequent to this acquisition, in October 1993, we acquired, through a merger with one of our wholly-owned subsidiaries, 26 retail optical stores (both company operated and franchised) operating under the name "Site For Sore Eyes" and located in Northern California. In connection with this merger, we also acquired Vision Care of California. In addition, we: (i) in August 1994, purchased the assets of 8 additional retail optical stores located in New York and New Jersey from Pembridge Optical Partners, Inc.; (ii) in November 1995, acquired, through one of our wholly-owned subsidiaries, substantially all of the retail optical assets of Benson Optical Co., Inc., OCA Acquisition Corp. and Superior Optical Company, Inc., including the assets located in approximately 78 retail optical store locations, a substantial number of which were subsequently closed by us; (iii) in May 1996, acquired, through one of our wholly-owned subsidiaries, substantially all of the retail optical assets of Vision Centers of America, Ltd., D&K Optical, Inc., Monfried Corporation and Duling Finance Corporation, including the assets located in approximately 13 company operated stores and franchise agreements, together with related agreements, with respect to approximately 75 additional franchised stores; and (iv) in April 1997, acquired, in exchange for shares of our Common Stock, all of the issued and outstanding capital stock of Singer Specs, Inc., a chain of approximately 30 franchised retail optical stores.

                                  RISK FACTORS

1. We do not control the management of all of the retail optical stores that operate under our name.

         We rely, in part, on our franchisees for business development. Since we do not control the management of our franchised stores, we cannot assure that any franchisee owner will have the business acumen or financial resources to operate the franchise successfully. If a substantial number of franchises are not successful, our financial condition and results of operations could be affected adversely.

2. We compete with franchisors in other industries, as well as in our industry, for the sale of franchises to prospective franchisees.

         Many of these competitors may have greater technical resources available to them and will be able to attract and retain better skilled franchisee owners. If we cannot successfully sell our franchises to highly skilled franchisee owners, our financial condition and results of operations could be affected adversely.

3.       We are highly dependent upon increasing the number of franchises.

         Our revenues and profitability levels directly relate to the number of retail optical stores operating under one or more of our tradenames, "Sterling Stores". Therefore, our growth and ability to increase our revenues depends on increasing the number of franchised stores. We believe that there are many major metropolitan and urban areas where Sterling Stores could be opened; however, there can be no guarantee that we will be successful in developing franchises in those areas or that we will maintain or increase the number of franchises in the future. If we do not increase or maintain the number of franchised Sterling Stores, our financial condition and results of operations may be adversely affected.

4.       We compete with many types of eyewear providers.

         The retail optical business is highly competitive and includes chains of retail optical stores, superstores, individual retail outlets, and a large number of individual opticians, optometrists, and ophthalmologists who provide professional services and, in connection therewith, dispense prescription eyewear. We, as retailers of prescription eyewear, generally service local markets, and thus our competition varies substantially from one location or geographic area to another. We believe that the principal competitive factors in our industry are convenience of location, the on-site availability of professional eye examinations, quality and consistency of products and services, price, product warranties, and a broad selection of merchandise. We believe that we compete favorably in each of these respects; however, if another retail optical provider improves its skills in these areas, we may not be able to compete successfully.

5. We have depended upon acquiring non-Sterling retail optical stores and chains to improve our profitability.

         In the past, a substantial portion of our profits came from our ability to acquire non-Sterling retail optical stores and chains, initially operate them, and then strategically sell the assets of such stores to franchisees who are thereupon granted a license to use one of our tradenames in exchange for their payment, to us, of an initial franchise fee, as well as ongoing royalties. Although we believe that many opportunities to acquire, operate, and resell optical stores exist, we cannot guarantee that these opportunities will continue to exist or that any potential acquisition we consummate will be successful. Our potential inability to resell certain non-Sterling retail optical stores or to consummate any potential acquisitions could have a material adverse effect on our financial condition and results of operations.

6. We offer incentives to our customers and experience lower margins because of it.

         At times when our major competitors offer significant promotional incentives to their customers, we are forced to do the same, including "50% Off" on designer frames and "Buy One / Get-One Free" promotional offers and, in response thereto, we have, from time to time, offered the same or similar incentives to our customers. This practice has resulted in lower margins, and we cannot guarantee that these competitive promotional incentives will not further adversely impact our results of operations. Although we believe that our Sterling Stores provide quality service and products at competitive prices, several of the large, retail optical chains have greater financial resources. Therefore, we cannot guarantee that we will be able to continue to deliver cost-efficient products in the event of aggressive pricing by our competitors.

7. We rely on purchase money financing for a substantial portion of the purchase price of our store assets that we have sold to franchisees.

         Historically, a substantial portion of our net income was from selling our store assets to franchisees. As we do not convey our store assets on a regular basis, this practice may have a material adverse effect on our financial condition and results of operations. Accordingly, our earnings may fluctuate significantly from fiscal period to fiscal period. Also, in connection with our conveyance of such store assets to franchisees, we generally finance the majority of the purchase price and thus recognize all of the gain before we receive all of the proceeds from such conveyance. In the past, when a franchisee defaulted on such purchase money obligations, we have, in many instances, been able to repossess such store assets and then reconvey them to another franchisee; however, we cannot guarantee that we will be able to continue, or be successful, with this practice in the future.

8. We have experienced substantial losses from the operation of our Insight Laser Center business.

         An integral part of our business strategy of becoming a full-service eyecare company originally included developing and/or managing a chain of eyecare centers, to be operated under the tradename "Insight Laser." Insight Laser Centers were intended to primarily offer Photo Refractive Keratectomy services which are referred to in the industry as PRK.

         Despite significant efforts, our revenues from the operation of our Insight Laser Center business grew only modestly, as a result of the public's resistance to accepting PRK as a vision correction alternative. For the year ended December 31, 1998, we incurred a net loss of $1,100,000 and for the year ended December 31, 1997, we incurred a net loss of $1,400,000, from operating our Insight Laser Center business. Although we believe that such loss for the year ending December 31, 1999 will be substantially reduced or eliminated, we cannot guarantee that our Insight Laser Center business will generate profits or that our financial condition and results of operations will not be adversely affected as a result of the operation thereof.

9.       We face substantial competition in the PRK industry.

         Many companies are entering into fee agreements with ophthalmologists under conditions similar to those we have entered into for certain of our excimer lasers. Hospitals and other ophthamological offices have excimer lasers which are able to perform the PRK procedure; and a manufacturer of one such excimer laser has developed, and is operating, its own laser centers. Because of this competition, the prices generally charged for the PRK procedure have declined; and it is anticipated that further competition will only lead to a further decline in the prices charged for PRK.

         The PRK procedure also competes with other present forms of treatment for refractive disorders, including eyeglasses, contact lenses, refractive surgery known as radial keratotomy, corneal transplants, and other technologies under development. Although we believe that we will be able to compete successfully in the PRK industry, an increase in competition or acceptance of other methods to correct refractive disorders could adversely affect our financial condition and results of operations.

10.      Our success in the PRK industry is dependent upon market acceptance.

         Market acceptance of the PRK procedure is affected by many factors, including:

         o nonacceptance of the laser refractive procedure as an alternative to existing methods of treating refractive disorders;

         o    the relatively high cost of laser refractive procedure;

         o    general resistance to surgery;

         o the effectiveness of alternative, less intrusive, or less expensive methods of correcting refractive disorders; and

         o    the possibility of known or unknown side effects.

         Additionally, our lasers are currently approved only for the correction of certain degrees of myopia, hyperopia and/or astigmatisms. We cannot give any assurance that market acceptance of our PRK services will increase by either the ophthalmological community or the general population; and the failure to increase such acceptance could have a material adverse effect on our business, financial condition and results of operations.

11. We run the risk of not being able to remain current with rapid technological changes.

         The market for ophthalmic lasers is characterized by rapid technological changes, including advances in laser and other technologies and the potential new development of alternative surgical techniques or new pharmaceutical products. It is possible that newer technologies, techniques, or products could be developed with better performance than the excimer lasers that we have acquired. If new and better ophthalmic laser technologies or other technologies that correct the same conditions as PRK are developed, the acceptance of such technologies could have a material adverse effect on our PRK business.

12. As PRK laser surgery gains market acceptance, we may lose revenue from traditional eyewear customers.

         If traditional eyewear users undergo the PRK procedure or other vision correction techniques, the demand for contact lenses and eyeglasses may decrease. As part of our business, we service and market contact lenses and eyeglasses. A decrease in customer demand for such products could have a material adverse effect on our, and also our franchised Sterling Stores', financial condition and results of operations.

13. We have expanded our focus and acquired an interest in an ambulatory surgery center.

         On May 6, 1998, through our wholly owned subsidiary, Insight Laser Centers N.Y. I., Inc., we purchased substantially all of the tangible assets of an ambulatory surgery center located in Garden City, New York. As part of this transaction, we agreed to manage the operations of this center, on behalf of the estate of the former owner thereof, until the New York State Department of Health approves of the transfer of the certificate of need therefor to one of our affiliates, whereupon we will commence managing such operations for such affiliate. We had no prior experience in managing or operating an ambulatory surgery center and cannot give any assurance that our financial condition and results of operations will not be adversely effected thereby.

14. We are subject to a variety of state, local, and federal regulations which affect the health care industry.

         The regulatory requirements that we must satisfy to conduct our business will vary from state to state. For example, some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts with business corporations or lay persons, and some states prohibit companies from computing their royalty fees based upon a percentage of the gross revenues generated by optometrists from exam fees. Various federal and state regulations also limit the financial and non-financial terms of agreements with health care providers, and therefore our potential revenues may differ depending upon the nature of our various health care provider affiliations.

         Our excimer lasers are medical devices and are subject to regulation by the U.S. Foods and Drug Administration ("FDA"). Summit Technologies and VISX, the manufacturers of the two excimer laser systems that we currently use, have received approval from the FDA for their use to treat certain refractive disorders. However, such approval contains restrictions on the use, labeling, promotion, and advertising of the excimer laser. If the FDA and/or other federal, state, or local governmental agencies change the rules and regulations affecting the use of excimer lasers for PRK, our business and results of operations could be adversely effected.

         We are also subject to regulations regarding the operation, in California, of VisionCare of California, as well as our franchise business and in-store laboratory operations. As a franchisor, we are also subject to various registrations and disclosure requirements imposed by the Federal Trade Commission and by many of the states in which we conduct our franchising operations. The Federal Occupational Safety and Health Act regulates our in-store laboratory operations. Although we believe that we are in material compliance with all such applicable laws and/or regulations, we cannot guarantee that we will be able to sustain compliance if the laws and regulations change.

15. We are legally prohibited from inducing our customers with financial rewards in order to contract with us.

         The Medicare and Medicaid anti-kickback statutes prohibit financial relationships that aim to induce, arrange, or recommend the purchase of items or services, or patient referrals to providers of services, for which payment may be made under federally funded health care programs. The anti-kickback statutes contain exceptions for, among other things, properly reported discounts and compensation for bona fide employees. In addition, federal regulations establish certain "safe harbors" from liability under the anti-kickback statutes, including further refinements of the exceptions for discounts and employee compensation, and a safe harbor for personal service contracts. Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare and Medicaid payment may be made. If we are sanctioned under these federal or state anti-remuneration laws, we may be subjected to civil monetary penalties, license suspension or revocation, exclusion of providers or practitioners from participation in Medicare and Medicaid, and criminal fines or imprisonment. While we believe we are presently in compliance with these laws, we cannot guarantee that some of our business practices would not be subject to challenge under any of these laws. Currently, we are not aware of any challenge or potential challenge to our business practices.

16. Potential conflicts of interest may arise as certain of our principal shareholders and directors are involved with other companies in the optical industry.

         Dr. Alan Cohen is the President and Chief Executive Officer of the Company, and Drs. Robert Cohen and Edward Cohen are directors and, together with certain members of their respective immediate families, are our principal shareholders. Drs. Alan and Robert Cohen are also the executive officers and directors and, together with certain members of their and Dr. Edward Cohen's respective immediate families, are the sole shareholders of Cohen Fashion Optical, Inc. and its affiliate, Real Optical Purchasing Corp. These corporations operate and franchise retail optical stores that are similar to Sterling Stores. Cohen Fashion Optical and Real Optical operate and/or have franchised stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey, New York and Pennsylvania and may, in the future, operate and/or conduct franchising activities in other states as well. As of June 1, 1999, many Cohen Fashion Optical stores were located in the same shopping center or mall as, or in close proximity to, Sterling Stores. We cannot state that, in the future, Cohen Fashion Optical will not open or franchise additional stores which are located in the same areas as Sterling Stores.

         Moreover, certain members of the Cohen family own minority equity interests in, and have substantial management positions or consulting agreements with two of our suppliers, Rapid Cast, Inc. and Dura-Lens, Inc. Currently we receive products from Rapid Cast and DuraLab on a preferred vendor basis, however we cannot guarantee that we will continue to receive products from these companies on such favorable terms. Furthermore, Sterling Stores and certain of Cohen Fashion Optical stores are joint providers under certain of our third party benefit plans and we anticipate that such arrangement will continue in the future. Because of the interests that the Cohen family has in certain of our suppliers and also in other companies in the optical industry, we cannot state that conflicts of interest will not arise that may cause the Cohen family shareholders to enter into business relationships that are not favorable to us.

17.      A large portion of our stock is held by members of the Cohen family.

         Exclusive of the shares of Common Stock held by certain members of Dr. Edward Cohen's immediate family and the outstanding options to purchase 750,001 shares of Common Stock, as of June 1, 1999, approximately 44% of our issued and outstanding shares of Common Stock were held by Drs. Robert, Alan and Edward Cohen and certain members of their respective immediate families. Therefore, the Cohen family is able to direct our affairs and exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Future sales, by the Cohen family, of substantial amounts of Common Stock, or the potential for such sales, could adversely affect the prevailing market price of our Common Stock.

18. We significantly depend on the ability and experience of certain members of our management.

         We rely on the skills of certain members of our management team to guide our operations. A loss of any of the individuals listed below could have an adverse effect on our operations:

o         Dr. Robert Cohen, Chairman of the Board

o         Dr. Alan Cohen, Chief Executive Officer, President and Director

o         Mr. Jerry Darnell, Chief Operating Officer - Franchise Division

o         Mr. Joseph Silver, Executive Vice President and General Counsel

o         Mr. William Young, Chief Financial Officer

         Furthermore, other than as to Mr. Young, we do not have employment agreements with these individuals and cannot ensure that, in the future, they will continue to work for us.

19. The prevailing market price of our Common Stock may be adversely effected by sales of a substantial number of shares into the public market.

         As of June 1, 1999, in addition to the 535,605 Shares of Common Stock being registered hereby, there were 15,118,524 shares of Common Stock outstanding, excluding the 3,500,000 shares that were reserved for issuance under the Company's 1995 Stock Option Plan. Of the outstanding shares, we issued 10,106,879 shares in private transactions not involving a public offering and of these shares, 5,556,243 are freely tradeable under Rule 144 of the Securities Act and 4,550,636 are subject to the volume limitations on sale as set forth in Rule 144.

20. We have created provisions in our governing documents that will make it difficult for our business to be acquired or our directors to be removed.

         Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain provisions that are intended to discourage, delay, or make it more difficult for a change of control of our business to occur. There are also provisions designed to prevent the removal, by our shareholders, of directors who serve on our classified Board of Directors, even if some, or a majority, of them voted for the removal of a director. Currently, we may issue 5,000,000 shares of Preferred Stock, par value $.01 per share which includes the 35 shares of Senior Convertible Preferred Stock that we issued on February 17, 1998. Our Board of Directors has the authority to fix the rights, privileges and preferences of such shares of Preferred Stock without any further vote or action by the shareholders. Therefore, the rights of the holders of Common Stock are and may, in the future, be subject to, and may be adversely affected by, the rights of the holders of the Senior Convertible Preferred Stock, as well as the holders of any additional Preferred Stock that may be issued in the future. In addition, we are subject to the anti-takeover provisions of Section 912 of the Business Corporation Law of the State of New York, which could have the effect of delaying or preventing a change of control of our business.

21.      We are have not complied with all the terms of our loan agreement.

         On June 30, 1997, we entered into a loan agreement with STI Credit Corporation that established a credit facility to finance a portion of our then existing and future franchise promissory notes receivable. As of each of December 31, 1997 and 1998, we were not in compliance with certain financial covenants of the loan agreement; however, STI Credit Corporation waived its right to act upon our non-compliance. If we are unable to comply with the loan agreement in the future, we cannot guarantee that we will be able to obtain appropriate waivers of, or amendments to, the loan agreement, and the failure to do so could have a material adverse effect on our business and financial conditions.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the Shares of Common Stock being offered hereby. All proceeds from the sale of such Shares will be for the account of the selling shareholders. See "Selling Shareholders and Plan of Distribution." We may, however, receive an aggregate of $2,800,000 if the holders of the Senior Convertible Preferred Stock exercise their right to purchase 700,000 shares of our Common Stock pursuant to the warrants issued in connection with the sale of the Senior Convertible Preferred Stock. We intend to use all of the proceeds we may receive, as a result of such exercise, for general working capital purposes.

                              SELLING SHAREHOLDERS

         The selling shareholders under this Prospectus are Huberfeld/Bodner Family Foundation, Huberfeld/Bodner Partnership, Ace Foundation, Inc., Rita Folger, Congregation Ahavas Tsedoka V'Chesed, Thomas DePetrillo and Marchon Eyewear, Inc.

         The table below sets forth certain information with respect to the ownership before and after this offering, as of June 1, 1999, the number of Shares covered by this Prospectus with respect to each selling shareholder, and the amount and percentage ownership of each selling shareholder after the offering of the Shares offered hereby, assuming all of the Shares covered by this Prospectus are sold by the selling shareholders. Except as otherwise indicated by the footnotes below, none of the selling shareholders has had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the Shares or other securities of ours.

                                                                              Number of
                                                                                Shares
Name of Beneficial Owner                      Common Stock Beneficially       Registered      Common Stock Beneficially
                                             Owned Prior to the Offering      Hereunder      Owned After the Offering(5)
----------------------------------------   -------------------------------  -------------    ----------------------------
                                                Number           Percent                         Number         Percent
                                           ---------------   -------------  -------------    -------------   ------------
Huberfeld/Bodner Family Foundation            508,333(1)(2)       3.3%             133,333      375,000           2.4%
Huberfeld/Bodner Partnership                  480,000(1)          3.1%             120,000      360,000           2.3%
Ace Foundation, Inc.                          583,333(1)(2)       3.7%             133,333      450,000           2.9%
Rita Folger                                    70,333(1)(2)        *                13,333       15,000            *
Congregation Ahavas Tsedoka V'Chesed          235,000(1)           *                25,000         0               *
Thomas L. DePetrillo                          180,000(3)          1.2%              50,000         0               *
Marchon Eyewear, Inc.(4)                       65,606              *                60,606        5,000            *


----------------------------
*    Less than one percent.

(1) This number represents the aggregate number of shares of Common Stock to be issued to such person (a) upon the conversion of our Senior Convertible Preferred Stock held by such selling shareholder at the conversion price of $3.00 per share, and (b) upon the exercise of the Warrants held by such selling shareholder.

(2) Includes Warrants that were issued in connection with a prior private placement of our securities and are immediately exercisable.

(3) Includes 30,000 shares of Common Stock and an option to purchase 100,000 shares of Common Stock at an exercise price of $6.00 per share.

(4) Marchon Eyewear, Inc. is one of the Company's suppliers for eyeglass frames and related business transactions.

(5) It is unknown if, when, or in what amounts the selling shareholders may offer Shares pursuant to this Prospectus. Because the selling shareholders may offer all or some of the Shares covered hereby, no estimate can be given as to the amount of Shares offered hereby that the selling shareholders will continue to hold after this offering is declared effective and thereafter considered complete. However, for purposes of this table, we have assumed that, after completion of this offering, the selling shareholders will have sold all of the Shares covered hereby and all other previously registered shares.

                              PLAN OF DISTRIBUTION

         In February 1998, we entered into Convertible Debentures and Warrants Subscription Agreements with Huberfeld/Bodner Family Foundation, Huberfeld/Bodner Partnership, Ace Foundation, Inc., Rita Folger and Congregation Ahavas Tsedoka V'Chesed in connection with our private placement of units consisting of an aggregate of $3,500,000 principal amount of convertible debentures (collectively, the "Debentures") and an aggregate of 700,000 warrants (collectively, the "Warrants"), which Warrants entitled the holders thereof to purchase up to 700,000 shares of our Common Stock at a price of $5.00 per share.

         Subsequent to the date of our issuance and sale of the Debentures and Warrants, we and the selling shareholders determined that the issuance and sale of the Debentures and Warrants should be rescinded based upon a certain mutual mistake. Accordingly, on April 14, 1998, we and the selling shareholders entered into an Exchange Agreement, effective as of February 17, 1998, whereby the Debentures were rescinded and declared null and void from inception and were exchanged for $3,500,000 stated value (approximately $4,025,000 fair value) of a series of our Preferred Stock, par value $.01 per share (the "Preferred Stock"), and the Warrants were exchanged for new warrants (the "New Warrants"), entitling the selling shareholders to purchase up to 700,000 shares of Common Stock at a price of $5.00 per share until February 17, 2001.

         The Preferred Stock originally required us to pay quarterly dividends (in cash or Common Stock) calculated at the rate of 10% per annum, commencing May 17, 1998. Additionally we were required to redeem, either in cash or Common Stock, all of the Preferred Stock, at 105% of the then outstanding stated value, based on a conversion price of $5.00, from and after February 17, 1999. After February 18, 1999, we, however, were required to pay dividends at the rate of 24% per annum. Finally, there was a price-protection guarantee provision, whereby under certain circumstances, we would be required to pay the holders the difference between the $5.00 conversion price and the selling price (net of commissions) of any such shares sold.

         On January 14, 1999, we and the selling shareholders entered into an Amendment Agreement to reduce the conversion price, from $5.00 to $4.00, of all shares of Preferred Stock converted on or prior to February 10, 1999, and to eliminate the price protection guaranty provision contained in the Agreement with respect to any such shares so converted prior to such date.

         On March 4, 1999, effective as of February 11, 1999, we and each of the four remaining holders of the Preferred Stock entered into a further amendment to the original agreement to reduce the conversion price of all outstanding shares of Preferred Stock, from $5.00 to $3.00, to extend the date by which we are required to redeem all outstanding Preferred Stock, from February 17, 1999 to February 17, 2000, to eliminate the requirement that we pay dividends on the Preferred Stock from and after February 17, 1999, and to reduce the exercise price of the outstanding New Warrants from $5.00 to $4.00. We are required to register the Shares being registered hereby as a result of the decreases in such conversion price of the Preferred Stock and exercise price of the New Warrants explained above.

         Mr. DePetrillo acquired his Shares of Common Stock in a private transaction from certain of our shareholders. Marchon Eyewear, Inc., which is a supplier of eyeglass frames to the Company, was owed approximately $340,000 by us and has agreed to accept 250,000 Shares of Common Stock to satisfy $250,000 of such indebtedness. In connection with such transaction, we agreed to register the Shares.

         The sale of all or a portion of the Shares by the selling shareholders may be effected, from time to time, in private transactions or over-the-counter market transactions at prices related to the prevailing prices of the shares on the NASDAQ-NMS at the time of sale, or at negotiated prices. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution of the Shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on their resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the selling shareholders to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the selling shareholders, with respect to the Shares of Common Stock being offered hereby, against certain liabilities, including certain liabilities under the Securities Act.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) whether or not such broker-dealers conducted any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         Each selling shareholder may be subject to applicable provisions of the Securities Exchange, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of our securities by the selling shareholders.

         There is no assurance that any of the selling shareholders will sell any of the Shares.

         We have agreed to pay all costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the selling shareholders shall be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of such Shares and the fees of the selling shareholders' counsel.

         We have agreed to keep the Registration Statement, to which this Prospectus forms a part, relating to the offering and sale, by the selling shareholders, of the Shares, continuously effective until the earlier of (i) February 17, 2001; and (ii) the date that all of the shares have been sold and the New Warrants have been exercised.

                        DESCRIPTION OF OUR CAPITAL STOCK

         The following general summary of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, a copy of which is on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference in this Prospectus.

General

         We are authorized to issue 28,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of June 1, 1999, we had 15,118,524 shares of Common Stock issued and outstanding and 29 issued and outstanding shares of Senior Convertible Preferred Stock.

Our Common Stock

         As holders of shares of our Common Stock, you are entitled to dividends when and as declared by the Board of Directors from legally available funds therefore and, upon liquidation, you are entitled to share pro rata in any stockholder distribution. However, we have no intention to pay dividends on shares of our Common Stock in the foreseeable future as our Board of Directors has decided to retain earnings to finance our operations and expansion. You have one non-cumulative vote for each share held. There are no pre-emptive or subscription rights to purchase our securities. We have reserved the Shares being registered hereby for issuance upon conversion of the Senior Convertible Preferred Stock and upon exercise of the New Warrants.

Preferred Stock

         We have designated 35 shares of our Preferred Stock as Senior Convertible Preferred Stock, of which 29 shares were issued and outstanding as of June 1, 1999. The holders of the Senior Convertible Preferred Stock were entitled to receive quarterly dividends at a rate of 10% per annum from May 17, 1998 up until February 17, 1999. The Senior Convertible Preferred Stock is redeemable, at our option, at 105% of its stated value. The holders of the Senior Convertible Preferred Stock vote as a single class with the Common Stock on an as-converted basis on all matters on which the holders of the Common Stock are entitled to vote. Each outstanding share of Senior Convertible Preferred Stock may be converted into Common Stock at the conversion price of $3.00 per share.

         Until the Senior Convertible Preferred Stock is redeemed or has been converted into Common Stock, we cannot consolidate, merge or transfer all or substantially all of our assets to any person unless the terms of such consolidation, merger, or transfer include the preservation of the Senior Convertible Preferred Stock. There is a liquidation preference of $100,000 per share of Senior Convertible Preferred Stock.

Warrants

         As of June 1, 1999, we had outstanding warrants (including the New Warrants) exercisable for an aggregate of 1,228,000 shares of Common Stock at an estimated weighted average exercise price of $4.83 per share.

Transfer Agent

         The transfer agent for the Common Stock is Chase Mellon Shareholder Services.

                                  LEGAL MATTERS

         Our counsel, Camhy Karlinsky & Stein LLP, New York, New York, has passed on the legality of the Shares to which this Prospectus relates.

                                     EXPERTS

         Arthur Andersen LLP, independent public accountants, have audited our consolidated financial statements for the year ended December 31, 1998. Deloitte & Touche LLP, independent public accountants, have audited our consolidated financial statements for each of the years ended December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference to our Annual Report on Form 10-K for the Year Ended December 31, 1997. The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Anderson
LLP and Deloitte & Touche LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.

            CHANGES IN, AND DISAGREEMENT WITH, CERTIFYING ACCOUNTANTS

         On or about April 15, 1998, our Executive and Audit Committees considered the reappointment of Deloitte & Touche LLP as our principal accountants. These Committees determined that it was in our best interest to select another firm of independent public accountants as our auditors for the 1998 fiscal year. In response to such determination, certain members of our management team commenced their selection process by interviewing a number of other firms of certified public accounts.

         On April 24, 1998, the Audit Committee recommended to the Board of Directors that it select Arthur Andersen LLP as such auditors. The Board of Directors accepted this recommendation. Also on April 24, 1998, Deloitte & Touche LLP notified us, in writing, of its decision to resign as our auditors, effective immediately.

         Deloitte & Touche's reports for the years ended December 31, 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

         For the year ended December 31, 1997, our management disagreed with Deloitte & Touche LLP on the treatment, for financial accounting purposes, of our Convertible Debentures due August

25, 1998, which was ultimately resolved to Deloitte's satisfaction; and Deloitte & Touche advised management of a reportable condition regarding inventory controls. We are addressing this issue through the installation, in the Sterling Stores we operate, of a point-of-sale computer system. In addition, Deloitte & Touche LLP previously advised us that it was in disagreement with our proposed 1998 accounting treatment of our Senior Convertible Preferred Stock.

         Our Board of Directors and Audit Committee did not discuss these disagreements with Deloitte & Touche LLP. We have authorized Deloitte & Touche LLP to respond fully to the inquiries of Arthur Andersen LLP concerning each of these disagreements.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Amended and Restated Certificate of Incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity as a director except for liability in the event that

         o a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled; or

         o that such director's acts violated Section 719 of the Business Corporation Law of the State of New York.

         Our Amended and Restated Bylaws provides for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of our Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our Company, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

================================================================================
================================================================================

You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of Common Stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy these shares of Common Stock in any circumstances under which the offer or solicitation is unlawful.

                              ---------------

                             TABLE OF CONTENTS

                                                       Page

                  Where You Can Find More
                       Information...................   4
                  Incorporation of Certain Documents
                       by Reference..................   4
                  Additional Information.............   5
                  Prospectus Summary.................   6
                  Risk Factors.......................   8
                  Use of Proceeds....................   15
                  Selling Shareholders...............   15
                  Plan of Distribution...............   16
                  Description of Our Capital Stock...   18
                  Legal Matters......................   19
                  Experts............................   19
                  Changes In, and Disagreement With,
                       Certifying Accountants........   19
                  Disclosure of Commission Position
                       on Indemnification for
                       Securities Act Liabilities....   21


================================================================================

================================================================================


                                 535,605 Shares

                             Sterling Vision, Inc.

                                  Common Stock

                                 ---------------

                                   Prospectus

                                 ---------------

                                  June __, 1999


================================================================================

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of the Common Stock being registered hereby. Except for the SEC registration fee, all expenses are estimated.

Item                                                           Amount
--------------------------------------------------------   -------------
SEC registration fee....................................    $   166.27
Printing and engraving expenses.........................    $ 1,500.00
Legal fees and expenses.................................    $10,000.00
Auditors' accounting fees and expenses..................    $ 5,000.00
                                                            ----------
Total...................................................    $16,666.27


The holders of the shares being registered hereby will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of the shares offered hereby.

Item 15.  Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled or that such director's acts violated Section 719 of the Business Corporation Law of the State of New York. Our Amended and Restated Bylaws provides for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our business, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

Item 16.  Exhibits.

Exhibit
Number      Description of Document
---------   --------------------------------------------------------------------
4.1         Specimen Common Stock Certificate of Registrant(1)
4.2         Form of Exchange Agreement, with Exhibits attached thereto, representing the form of Senior Convertible Preferred Stock and Warrant(2)
5.1         Opinion of Camhy Karlinsky & Stein LLP(3)
23.1        Consent of Arthur Andersen LLP(3)

23.2        Consent of Deloitte & Touche LLP(3)
23.3        Consent of Camhy Karlinsky & Stein LLP(4)

         ---------------

         (1) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Commission File No. 33-98368).

         (2) Incorporated by reference to Registrant's Current Report on Form 8-K, dated April 14, 1998.

         (3)    Filed herewith.

         (4)    Included as part of Exhibit 5.1.

         Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales of the shares being registered hereby are being made, a post-effective amendment to this Registration Statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in such prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;

              (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that sub-paragraphs 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, and incorporated by reference in this Registration Statement.

         2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities, at that time, as an initial bona fide offering.

         3. To remove from registration, by means of a post-effective amendment, any of the securities being registered which remains unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities, other than the payment, by the Company, of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the Company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication, of such issue, by such court.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on June 21, 1999.

                                STERLING VISION, INC.

                                By:          /s/ ALAN COHEN
                                   -------------------------------------
                                                 Alan Cohen,
                                    President and Chief Executive Officer

                                By:       /s/ WILLIAM J. YOUNG
                                   -------------------------------------
                                              William J. Young,
                                          Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Alan Cohen and William J. Young, singly, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                  Title                                   Date
------------------------   ------------------------------------    -------------

/S/ ROBERT COHEN           Chairman of the Board of Directors      June 21, 1999
-----------------------
Robert Cohen


/S/ ALAN COHEN             Vice Chairman of the Board of           June 21, 1999
-----------------------    Directors,-President-and-Chief
Alan Cohen                 Executive Officer


/S/ EDWARD CELANO          Director                                June 21, 1999
-----------------------
Edward Celano

/S/ WILLIAM J. YOUNG       Executive Vice President--Finance,      June 21, 1999
-----------------------    Chief-Financial-Officer-and-Treasurer
William J. Young           (Principal Accounting Officer)


/S/ JOEL GOLD              Director                                June 21, 1999
-----------------------
Joel Gold